Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES SECOND QUARTER FISCAL 2016 RESULTS

Vancouver, British Columbia – September 1, 2016 – lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the second quarter ended July 31, 2016.
For the second quarter ended July 31, 2016:

•	Net revenue increased by 14% to $514.5 million from $453.0 million in the second quarter of fiscal 2015, or increased by 15% on a constant dollar basis.

•	Total comparable sales, which includes comparable store sales and direct to consumer, increased by 4%, or by 5% on a constant dollar basis.

•	Comparable store sales increased by 3%, or by 4% on a constant dollar basis.

•
Direct to consumer net revenue increased by 6% to $87.4 million, or by 7% on a constant dollar basis. In the second quarter of fiscal 2015 we held an online warehouse sale. Excluding the impact of this online warehouse sale, direct to consumer net revenue would have increased by 16%.

•	Gross profit increased by 20% to $254.2 million, and as a percentage of net revenue gross profit was 49.4% compared to 46.8% in the second quarter of fiscal 2015.

•
Income from operations increased by 11% to $74.0 million from $66.6 million in the second quarter of fiscal 2015, and as a percentage of net revenue was 14.4% compared to 14.7% of net revenue in the second quarter of fiscal 2015.

•
Income tax expense was $20.9 million, which included a net income tax recovery of $1.9 million related to the Company's transfer pricing arrangements and the associated plan to repatriate foreign earnings. In addition, there was a related net interest expense of $0.3 million. The effective tax rate in the second quarter of fiscal 2016 was 28.1% compared to 29.3% in the second quarter of fiscal 2015. Excluding the above tax and related interest adjustments, the effective tax rate was 30.5% in the second quarter of fiscal 2016.

•
Diluted earnings per share for the second quarter of fiscal 2016 were $0.39 compared to $0.34 in the second quarter of fiscal 2015. Excluding the above tax and related interest adjustments, diluted earnings per share were $0.38 for the second quarter of fiscal 2016.

•
During the second quarter of fiscal 2016, the Company repurchased 0.2 million shares of the Company's common stock at an average cost of $63.65 per share, completing our approved stock repurchase program.

The Company ended the second quarter of fiscal 2016 with $535.3 million in cash and cash equivalents compared to $541.3 million at the end of the second quarter of fiscal 2015. Inventories at the end of the second quarter of fiscal 2016 decreased by 1% to $277.3 million compared to $280.6 million at the end of the second quarter of fiscal 2015. The Company ended the quarter with 379 stores.
Laurent Potdevin, lululemon's CEO, stated: "The second quarter demonstrated strong results as we delivered sales and EPS at the high-end of our guidance and saw an important inflection in our gross margin and earnings performance."
Mr. Potdevin continued: "Our progress in the second quarter, especially in gross margin and inventory, marks the beginning of our recovery in profitability and sustainable long term growth."
Updated Outlook
For the third quarter of fiscal 2016, we expect net revenue to be in the range of $535 million to $545 million based on total comparable sales in the mid-single digits on a constant dollar basis. Diluted earnings per share are expected to be in the range of $0.42 to $0.44 for the quarter. This guidance assumes 137.5 million diluted weighted-average shares outstanding and a 30.5% tax rate.
For the full fiscal 2016, we now expect net revenue to be in the range of $2.325 billion to $2.350 billion based on total comparable sales in the mid-single digits on a constant dollar basis. Diluted earnings per share are expected to be in the range of $2.11 to $2.19 for the full year, or $2.07 to $2.15 normalized for the tax and related interest adjustments made during the first two quarters of fiscal 2016. This guidance assumes 137.5 million diluted weighted-average shares outstanding and a 28.7% tax rate, or 30.5% excluding the above tax and related interest adjustments.
Conference Call Information
A conference call to discuss second quarter results is scheduled for today, September 1, 2016, at 4:30 p.m. Eastern time. Those interested in participating in the call are invited to dial 1-800-319-4610 or 1-604-638-5340, if calling internationally, approximately 10 minutes prior to the start of the call. A live webcast of the conference call will be available online at: http://investor.lululemon.com/events.cfm. A replay will be made available online approximately two hours following the live call for a period of 30 days.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a healthy lifestyle inspired athletic apparel company for yoga, running, training, and most other sweaty pursuits, with products that create transformational experiences for people to live happy, healthy, fun lives. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measures
Constant dollar changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue, and the effective tax rate and diluted earnings per share excluding certain tax and related interest adjustments, are not United States generally accepted accounting principle ("GAAP") financial measures.
A constant dollar basis assumes the average foreign exchange rates for the current period remained constant with the average foreign exchange rates for the same period of the prior year. We provide constant dollar changes in net revenue, total comparable sales, comparable store sales, and changes in direct to consumer net revenue because we use these measures to understand the underlying growth rate of net revenue excluding the impact of changes in foreign exchange rates, which are not under management's control. We believe that disclosing these measures on a constant dollar basis is useful to investors because it enables them to better understand the level of growth of our business.
We disclose the effective tax rate and diluted earnings per share excluding certain tax and related interest adjustments because of their comparability to our historical information, which we believe is useful to investors.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or with greater prominence to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the section captioned "Reconciliation of Non-GAAP Financial Measures" included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures.
Forward-Looking Statements:
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our future financial condition or results of operations and our prospects and strategies for future growth. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: our ability to maintain the value and reputation of our brand, including any negative publicity regarding our products or the production methods of our suppliers or manufacturers; the acceptability of our products to our guests, including receiving products that comply with our technical specifications and quality standards; our highly competitive market and increasing competition; our reliance on and limited control over third-party suppliers to provide fabrics for and to produce our products; an economic downturn or economic uncertainty in our key markets; increasing product costs and decreasing selling prices; our ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; our ability to accurately forecast customer demand for our products; our ability to safeguard against security breaches with respect to our information technology systems; any material disruption of our information systems; our ability to manage our growth and the increased complexity of our business effectively; the fluctuating costs of raw materials; our ability to expand internationally in light of our limited operating experience and limited brand recognition in new international markets; our ability to deliver our products to the market and to meet customer expectations if we have problems with our distribution system; imitation by our competitors; our ability to protect our intellectual property rights; changes in tax laws or unanticipated tax liabilities, capital or financing needs in the United States, or our intentions with respect to the reinvestment of foreign earnings; our ability to cancel store leases if an existing or new store is not profitable; increasing labor costs and other factors associated with the production of our products in South and South East Asia; our ability to successfully open new store locations in a timely manner; our ability to comply with trade and other regulations; the continued service of our senior management; seasonality; fluctuations in foreign currency exchange rates; the operations of many of our suppliers are subject to international and other risks; our ability to source our merchandise profitably or at all; our exposure to various types of litigation; actions of activist stockholders; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, our most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.
Contacts:
Investor Contact:
Joseph Teklits/Caitlin Morahan
ICR, Inc.
203-682-8200

Media Contact:
Alecia Pulman
ICR, Inc.
203-682-8224

lululemon athletica inc.
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	Thirteen Weeks Ended July 31, 2016	Thirteen Weeks Ended August 2, 2015	Twenty-Six Weeks Ended July 31, 2016	Twenty-Six Weeks Ended August 2, 2015
Net revenue	$514,520	$453,010	$1,010,036	$876,554
Costs of goods sold	260,359	240,985	516,744	458,652
Gross profit	254,161	212,025	493,292	417,902
As a percent of net revenue	49.4%	46.8%	48.8%	47.7%
Selling, general and administrative expenses	180,202	145,446	361,744	283,287
As a percent of net revenue	35.0%	32.1%	35.8%	32.3%
Income from operations	73,959	66,579	131,548	134,615
As a percent of net revenue	14.4%	14.7%	13.0%	15.4%
Other income (expense), net	578	842	92	1,371
Income before income tax expense	74,537	67,421	131,640	135,986
Income tax expense	20,912	19,753	32,679	40,508
Net income	$53,625	$47,668	$98,961	$95,478

Basic earnings per share	$0.39	$0.34	$0.72	$0.67
Diluted earnings per share	$0.39	$0.34	$0.72	$0.67
Basic weighted-average shares outstanding	136,987	141,372	137,071	141,656
Diluted weighted-average shares outstanding	137,229	141,644	137,309	141,977

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	July 31, 2016	January 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$535,350	$501,482
Inventories	277,279	284,009
Prepaid and receivable income taxes	98,678	91,453
Other current assets	51,376	40,095
Total current assets	962,683	917,039
Property and equipment, net	395,010	349,605
Goodwill and intangible assets, net	24,897	24,777
Deferred income taxes and other non-current assets	32,911	22,656
Total assets	$1,415,501	$1,314,077
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$8,295	$10,381
Accrued inventory liabilities	19,287	25,451
Accrued compensation and related expenses	39,495	43,524
Income taxes payable	33,592	37,736
Unredeemed gift card liability	46,181	57,736
Other accrued liabilities	50,588	50,676
Total current liabilities	197,438	225,504
Deferred income tax liability	11,198	10,759
Other non-current liabilities	50,663	50,332
Stockholders' equity	1,156,202	1,027,482
Total liabilities and stockholders' equity	$1,415,501	$1,314,077

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	Twenty-Six Weeks Ended July 31, 2016	Twenty-Six Weeks Ended August 2, 2015
Cash flows from operating activities
Net income	$98,961	$95,478
Items not affecting cash	46,604	38,163
Changes in operating assets and liabilities	(45,577)	(101,480)
Net cash provided by operating activities	99,988	32,161
Net cash used in investing activities	(71,261)	(65,118)
Net cash used in financing activities	(23,877)	(78,837)
Effect of exchange rate changes on cash	29,018	(11,423)
Increase (decrease) in cash and cash equivalents	33,868	(123,217)
Cash and cash equivalents, beginning of period	501,482	664,479
Cash and cash equivalents, end of period	$535,350	$541,262

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited
The below changes in net revenue, total comparable sales, comparable store sales, and direct to consumer revenue show the change compared to the corresponding period in the prior year.

Constant dollar changes in net revenue

	Thirteen Weeks Ended July 31, 2016		Thirteen Weeks Ended August 2, 2015
	(In thousands)	(Percentage)	(In thousands)	(Percentage)
Net revenue increase	$61,510	14%	$62,302	16%
Adjustments due to foreign exchange rate changes	5,251	1	20,293	5
Net revenue increase in constant dollars	$66,761	15%	$82,595	21%

Constant dollar changes in total comparable sales

	Thirteen Weeks Ended July 31, 2016	Thirteen Weeks Ended August 2, 2015
Increase in total comparable sales[1]	4%	6%
Adjustments due to foreign exchange rate changes	1	5
Increase in total comparable sales in constant dollars[1]	5%	11%
__________
1Total comparable sales includes comparable store sales and direct to consumer sales. Comparable store sales reflects net revenue from company-operated stores that have been open for at least 12 months, or open for at least 12 months after being significantly expanded.

Constant dollar changes in comparable store sales

	Thirteen Weeks Ended July 31, 2016	Thirteen Weeks Ended August 2, 2015
Increase in comparable store sales[1]	3%	1%
Adjustments due to foreign exchange rate changes	1	5
Increase in comparable store sales in constant dollars[1]	4%	6%
__________
1Comparable store sales reflects net revenue from company-operated stores that have been open for at least 12 months, or open for at least 12 months after being significantly expanded.

Constant dollar changes in direct to consumer net revenue

	Thirteen Weeks Ended July 31, 2016	Thirteen Weeks Ended August 2, 2015
Increase in direct to consumer net revenue	6%	30%
Adjustments due to foreign exchange rate changes	1	5
Increase in direct to consumer net revenue in constant dollars	7%	35%

Effective tax rate, excluding tax and related interest adjustments

	Thirteen Weeks Ended July 31, 2016	Thirteen Weeks Ended August 2, 2015	Twenty-Six Weeks Ended July 31, 2016	Twenty-Six Weeks Ended August 2, 2015
Effective tax rate	28.1%	29.3%	24.8%	29.8%
Tax and related interest adjustments[1]	2.4	—	5.4	—
Effective tax rate, excluding tax and related interest adjustments	30.5%	29.3%	30.2%	29.8%
__________
1These adjustments relate to the Company's transfer pricing arrangements and the associated plan to repatriate foreign earnings. Please refer to Note 7 to the unaudited interim consolidated financial statements included in Item 1 of Part I of the Company's Report on Form 10-Q to be filed with the SEC on or about September 1, 2016 for an explanation as to the nature of these items.

Diluted earnings per share, excluding tax and related interest adjustments

	Thirteen Weeks Ended July 31, 2016	Thirteen Weeks Ended August 2, 2015	Twenty-Six Weeks Ended July 31, 2016	Twenty-Six Weeks Ended August 2, 2015
Diluted earnings per share	$0.39	$0.34	$0.72	$0.67
Tax and related interest adjustments[1]	(0.01)	—	(0.04)	—
Diluted earnings per share, excluding tax and related interest adjustments	$0.38	$0.34	$0.68	$0.67
__________
1These adjustments relate to the Company's transfer pricing arrangements and the associated plan to repatriate foreign earnings. Please refer to Note 7 to the unaudited interim consolidated financial statements included in Item 1 of Part I of the Company's Report on Form 10-Q to be filed with the SEC on or about September 1, 2016 for an explanation as to the nature of these items.

lululemon athletica inc.
Store Count and Square Footage1
Twenty-Six Weeks Ended July 31, 2016
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
1st Quarter	363	11	1	373
2nd Quarter	373	6	—	379

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[2]	Gross Square Feet Lost During the Quarter[2]	Total Gross Square Feet at the End of the Quarter
1st Quarter	1,071	26	2	1,095
2nd Quarter	1,095	22	—	1,117
 __________
1Store count and square footage summary includes company-operated stores which are branded lululemon athletica or ivivva athletica. Excludes retail locations operated by a third party under a license and supply arrangement.
2Gross square feet added/lost during the quarter includes net square foot additions for company-operated stores which have been renovated or relocated in the quarter.